Bravo Brio Restaurant Group, Inc. Names Diane D. Reed as Chief Financial Officer

Columbus, Ohio - October 2, 2017 - Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG) (the Company) owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today announced that Diane D. Reed has returned to BBRG and was named Chief Financial Officer, Treasurer and Secretary, effective immediately.

“We are pleased to welcome Diane back to BBRG and to her new position as CFO. Diane was an incredible asset to our Company for nearly a decade and was sorely missed during her absence. She is an accomplished executive who knows our business extremely well and is therefore ideally-suited to lead our great finance team,” said Brian O'Malley, President and Chief Executive Officer.

Ms. Reed most recently served as Executive Vice President-Finance for Frisch’s Restaurants since 2016 where she lead finance, informational technology systems, risk, treasury, accounting, strategic planning, leases, and board reporting for $200 million restaurant and franchise chain of over 100 restaurants. Prior to that, she was Vice President-Finance and Chief Accounting Officer at BBRG from 2007 to 2016 where she was responsible for SEC reporting, risk management, taxes, strategic planning, forecasting, lease and fixed asset management, benefits, equity programs, and internal and board reporting.

Ms. Reed held the position of Vice President and Controller of Wendy’s International from 2004 to 2007, various positions in financial services, third party administration, compensation and benefits at Nationwide Insurance from 1999 to 2004, and was Controller at Donato’s Pizza from 1994 to 1999. Earlier in her career, she held positions at The Limited and KPMG.

Ms. Reed earned her BS at Ohio State University and is a Certified Public Accountant.

About Bravo Brio Restaurant Group, Inc.

Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG's brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Contacts:
Investor Relations
Don Duffy / Raphael Gross
(203) 682-8200